Contact: Susan Tomera Angeletti

724-465-4870

TO BE RELEASED

9:00 a.m., Tuesday, March 21, 2006

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.29 per share cash dividend at its regular meeting held March 20, 2006. The dividend is payable on April 25, 2006 to shareholders of record on March 31, 2006. This dividend represents a 3.6 percent increase over the same period last year and a 3.1 percent annualized yield using the March 20, 2006 closing stock price of $36.98.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.